EXHIBIT 99.1

News Release

Date: April 10, 2001

GILLETTE RESTATES CONSOLIDATED INCOME STATEMENTS

Boston – The Gillette Company today provided a restated consolidated statement of income for the years 1999 and 2000. The income statements reflect accounting changes following EITF 14, a new Oral Care business segment, a simplified overhead allocation methodology and an internal accounting adjustment, all of which took effect on January 1, 2001.

The restated income statements are required to enable comparison between 2001 results and the prior year(s). The reclassifications do not change the Company's profit from operations, income from continuing operations, net income or net income per common share.

As stated in the 2000 Annual Report, the Company has adjusted its accounting policies to reflect the consensus reached on Issue No. 00-14 by the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board. This adjustment involves the reclassification of selected selling, general and administrative expenses to cost of sales and net sales. For The Gillette Company, the sales promotion and advertising elements within selling, general and administrative expenses will be reduced.

A new “Oral Care” segment has replaced the earlier “Oral-B” segment. “Oral Care” contains all manual oral care products previously included under “Oral-B,” in addition to all Braun Oral-B power oral care products previously included under the “Braun” segment. The new “Braun” segment comprises all remaining Braun products.

Reflecting the increased centralization of overhead expenses resulting from reorganizations in recent years, expenses arising in commercial operations are now allocated on a basis relying more heavily on net sales.

Additionally, consistent with internal standard accounting practice, selected overhead expenses within the Braun product line have been reclassified from selling, general and administrative expenses to cost of sales.

A brief summary of the effects of the changes and the restated income statements can be found on www.gillette.com/investors under "Quarterly Earnings" using the pull-down menu to access "Supporting Documents."